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                                                                    Exhibit 99.1

                                 Amedisys, Inc.
                            1st Quarter 2003 Earnings
                            Moderator: Brian Ritchie
                                  May 13, 2003
                                 10:00 a.m. EDT

OPERATOR: Good morning, Ladies and Gentlemen, and welcome to the Amedisys First Quarter 2003 Earnings conference call. At this time all participants have been placed on the listen-only mode, and the floor will be open for your questions following the presentation. It is now my pleasure to turn this over to Mr. Brian Ritchie. Sir, the floor is yours.

BRIAN RITCHIE, NOONAN RUSSO PRESENCE (Company: Noonan Russo Presence; URL: http://www.noonanrusso.com/): Good morning, and thank you for joining us today for Amedisys (Company: Amedisys, Inc.; Ticker: AMED; URL: http://www.amedisys.com) Investor conference call to discuss the company's 1st Quarter 2003 earnings announcement. On the line today we have the company's CEO, Bill Borne, as well as the company's Chief Financial Officer, Greg Browne, and Larry Graham, the company's Chief Operating Officer.

Before we get started we would like to remind you that forward-looking statements by Amedisys, including those in this conference call, involve known and unknown risks which may cause actual result and corporate developments to differ materially from those expected. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the companies products and services in the marketplace, competitive factors, changes in government reimbursement, procedures, dependence upon third party vendors and other risks discussed in the company's periodic filings with the Securities And Exchange Commission. I would now like to turn the call over to Bill Borne.

BILL BORNE, AMEDISYS: Thanks, Brian. I would like to welcome everyone and thank you for calling in this morning. As always, we are appreciative of your interest in Amedisys.

We are a stronger and better company as we close our first quarter of 2003. We are pleased with the progress we have made from the perspective of both operations and our balance sheet. Our current cash position today is well over $8,300,000 and continues to increase weekly. We paid out $2,100,000 in debt during the first quarter, and all scheduled debt payments remain current. Management believes the challenges we have responded to over the past few quarters have created opportunities for Amedisys. We have witnessed an increase in the number of hospitals looking to divest their home nursing business. In addition we are witnessing realistic expectations from the owners of multi-site independent home health agencies. It would be a fair statement to say our acquisition pipeline is nearly full, however I do want to emphasize we will be disciplined and methodical in our approach to acquisitions as we have always been. In addition to operational and balance sheet improvements, management is most pleased about the progress with have made with our proprietary IS System. We have achieved full integration of the financial, operational, and clinical aspects of our services. This integration allows us to electronically match and monitor care needed with care provided. The end result of this achievement is more consistent care and outcomes with less administrative costs of oversight. We have no doubt that our proprietary IS System, which also allows us the advantage of bench marking patient's clinical outcomes, both internally and externally, is a significant advantage is obtaining our expected future growth and profitability. In closing I would like to state the first quarter results are indicative of an expeditious and decisive response by operations to acclimate Amedisys to our new reimbursement challenges. We believe we have accomplished our operational and financial objectives without compromising our clinical standards. Management is enthusiastic and excited as it relates to our near term opportunities. We believe both the industry and market conditions are favorable for our future growth. While we cannot always predict what

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challenges will develop, we can state that as we move forward into this year and years to come, we will respond quickly and deliberately.

I would now like Greg and Larry to provide a financial and operational overview, followed by the Q&A session. Thanks.

GREG BROWNE, AMEDISYS: Thank you, Bill. I will now discuss financial highlights for the first quarter, our income statement and balance sheet, as well as comment on guidance and reimbursement. In most cases when referring to the fourth quarter comparisons, I'll be referring to the fourth quarter numbers prior to the impact of the specific individual items, that is, as per the additional schedule we included in our Q4 press release.

To the first quarter our revenues of $31,100,000 reflected not only $1,500,000 from the October Medicare reduction, but also approximately $200,000 in initial impact from the elimination of the rural surcharge effective April 1st. It should also be noted that our non Medicare revenue in Q1 is almost $1,000,000 less than it was in Q4. For the quarter our reported gross margin of $18,200,000 was very strong. Our general and administrative expenses of $16,000,000 were materially unchanged from Q4, although are higher on a percentage basis. Operating income is reported at $2,200,000 and our net income of $1,150,000 is after a tax provision that 37.9 percent.

Some further comments: we are very pleased with the gross margin of 58.5 percent, which compares to approximately 55 percent in Q4 and 56.5 percent in Q1 last year. This improvement in our gross margin, despite the revenue pressures I alluded to earlier, confirms what we stated in our call two months ago and reflects the efforts made in improving utilization, restructuring clinical management, and eliminating low margin business. I would emphasize that we do not expect further significant improvements in gross margin to occur in 2003.

General administrative expenses, as I mentioned, were unchanged from Q4 at $16,000,000, although approximately $1,000,000 higher than the same period last year. The major contributing factors to the increase from last year include the continuing amortization of retention bonuses, which will finally amortize off in the June quarter this year. Legal fees associated with (inaudible) fee litigation and certificate of need activity. I would also point out that we've now agreed terms with the office of the Inspector General, although a final agreement has not yet been signed. An additional amount was expensed in Q1 to bring this matter to a close. Interest expense, net for the quarter, was within expectations at $333,000 and we expect this to total approximately $1,300,000 in 2003, slightly lower than we indicated on the last call.

With reference to the Balance Sheet, as Bill mentioned, cash balances totaled $8,300,000, $3,500,000 higher than the December figure and higher than we indicated we would be at on our last call. The main contributor to this extraordinary cash improvement, apart from good operating profitability, was a dramatic decline in Day of Sales outstanding to 36 days from 44 days at December. This in turn was driven by a one-of change to our internal billing from a two-week billing cycle to a daily billing cycle, and we do not expect further reductions.

Total debt, including capital leases, now stands at $22,700,000, a net decrease, as Bill mentioned, of $2,100,000 since December and we plan to continue to pay down principle at approximately that rate on a quarterly basis on the remainder of 2003.

Stockholders' equity reached $19,100,000 and if we meet our guidance for Q2, we would anticipate that the June Balance Sheet when reported will reflect stockholders' equity exceeding debt for the first time, I'm told, in company history. Capital expenditure for the quarter was minimal at $300,000.

Cash flow was obviously strong with EBITDA at $2,950,000 for the quarter and cash flow from operations at $5,400,000. The significant improvement in our Balance Sheet places Amedisys in a much stronger position as regards acquisitions and, as Bill mentioned, we've increased our activity over the last ninety days.

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We previously gave preliminary guidance for 2003 of fifty to sixty cents per share, and given the rural rate reduction that took effect April 1st, this guidance will remain unchanged. We would continue that our guidance that diluted shares for the year will total approximately 9,800,000. We have previously indicated that earnings for 2003 would be stronger in the second half, and our preliminary estimate for Q2 is that we will earn between 8 and 12 cents per share on approximately 9,700,000 shares.

Reimbursement. The elimination of the rural add-on took effect April 1st, which of course bled into the current quarter and is expected to amount to an annual number for Amedisys of approximately $3,600,000. Our guidance reflects this. Effective October 1st, current legislation would call for a market basket increase, currently estimated to range between 2 and 3 1/2 percent. In our last call I indicated that we had used the lower number in formulating our guidance.

Larry will now comment on operations.

LARRY GRAHAM, AMEDISYS:  Thank you, Greg.

We are pleased with our gross margin improvement in quarter one. This has been accomplished through the elimination of low margin, slow paid managed care contracts, and the automation of our care plan process, which has enabled the company to better provide consistent care and utilize our resources more efficiently. Our utilization for quarter one was below eighteen visits per episode. The company is rolling out an automated admission process using scannable technology. This will result in more consistent documentation and improved efficiencies in back office functions. Amedisys believes that the leverage of our wide area network will continue to enhance deficiencies and is a competitive advantage. Our admission were strong in quarter one with a same store growth rate of 7 percent. We believe our growth rate will be between 5 and ten percent for quarter two.

In the longer term, we have five start-ups scheduled for this year. We are also applying for expanded geographic coverage through the certificate of need process in Georgia. We believe these strategies will continue our internal growth for the longer term. Also with cash generated from operations, we are closely evaluating several acquisitions that we may announce before year end. We continue to focus on being the low cost, quality provider in home health care. We believe that focus and execution will separate us from our competition.

I would like to our appreciation for the support of our shareholders, customers, employees, and vendors.

At this time we will open the call to your questions concerning matters covered in this release. Thank you.

OPERATOR: The floor is now open for questions. If you do have a question, please press 1, followed by 4, on your touchtone telephone at this time. If at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask that you pick up your handset to provide optimum sound quality. Once again, please press 1, followed by 4, on your touchtone telephone at this time.

Your first question is coming from Arthur Henderson of Jefferies & Company (Company: Jefferies & Co; URL: http://www.jefco.com/). Please state your question.

ARTHUR HENDERSON, JEFFERIES & COMPANY: Hi, good morning. I was wondering if you could tell me exactly how much lower your visits per episode were during the quarter. You mentioned that it was below eighteen, but what was the actual number?

LARRY GRAHAM: Arthur, this is Larry. Thank you for your question. The actual number was slightly below eighteen, around 17 1/2.

ARTHUR HENDERSON: Okay. And what percentage of your episodes are LUPA...or I guess, what percentage of your patients are LUPA patients?

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LARRY GRAHAM: Around ten percent.

ARTHUR HENDERSON: And is that a material change from historical levels or has it been that?

LARRY GRAHAM: It's been around ten percent for the past year.

ARTHUR HENDERSON: Okay. I'm just wondering... on the gross margin line, we saw a lot of improvement and I would venture to guess that a majority of that is getting rid of the lower margin management care business. Are we going to see that similar type of gross margin going forward? Or you mentioned that it wouldn't get much better, but is there a chance that it may come off of this number?

LARRY GRAHAM: We believe that the number in quarter one, which is 58.5 percent, is around what it will be going forward, and you were right on as far as getting rid of the managed care business. We also got rid of some cost through some clinical manager and program managers through the efficiencies we mentioned in our automated system, so around fifty-eight percent should be our gross margin going forward, the best we can predict.

ARTHUR HENDERSON: That being said, why can you not heighten your guidance any more than you already are? I'm just wondering why the range tends to be so significant.

GREG BROWNE: Arthur, this is Greg Browne. You know we did take on board a rural rate reduction effective April 1st, which as I mentioned is about just over $900,000 on a quarterly basis, of which we took in 200,000 in the first quarter, so we've got another 700,000 to pick up in Q2 and we felt it would appropriate to be cautious. Not all of the cost reductions that were put in place at various levels of the company were fully reflected in Q1, so we feel comfortable that we'll get there, but it's still a big change and still work to be done.

ARTHUR HENDERSON: So I guess it would be safe to assume that the SG&A line is where you're going to see a little bit more... maybe some hikes in that? Because if you're maintaining sort of your 58.5 percent and your same centre revenue growth is remaining pretty strong, I'm just wondering what's going to happen on... what's the moving piece here that could give us some trouble? Obviously, I can understand the revenue side.

GREG BROWNE: Well, I think there are always changes in the G&A expenses from quarter to quarter. As I mentioned, some of the reductions that we put in place were not fully reflected and we need to get there for Q2 once they're fully in place. We will also see finally the end of amortizing these retention bonuses that have been with us for the best part of a year, so it'll help us get to the Q2 number, but we wanted to remain cautious, and we have said, I think consistently, over the last 4 or 5 months that our second half would be better than our first half as we work through these significant reimbursement changes, and, I might add, the changes obviously for the better, but in eliminating the low margin business.

ARTHUR HENDERSON: Okay, and then one last question on reimbursement. The 2 to 3 1/2 percent - that will go into effect unless Congress does something to prevent it from going into effect. Is that right?

LARRY GRAHAM: That is correct. It is enacted in law today, so Congress would actually have to vote to reduce or increase or eliminate it, so that you are correct.

ARTHUR HENDERSON: In the spread there, the 2 to 3 1/2 percent, why would that vary and why don't we know exactly what percentage it'll be?

GREG BROWNE: Well, I think we'll be getting different... we've had some conversations on a regular basis with the people in Washington, Arthur, and that number seems to be moving around. I think it's determined by CMS's numbers over the last year and then they put up a number for the following year. I saw, for example, the nursing homes yesterday were able to get 2.9 percent as their market basket increase. We've had a couple of different numbers mentioned to us.

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ARTHUR HENDERSON: And you're going with 2 in your guidance?

GREG BROWNE: At this stage, yes.

ARTHUR HENDERSON: Okay, great. Well, thank you. Very nice quarter.

GREG BROWNE: Thank you.

OPERATOR: Thank you. Your next question is coming from Gary Glaser of Belle Haven Investments (Company: Belle Haven Investments, LP; URL:
http://www.bellehaven.com/index.aspx). Please state your question.

GARY GLASER, BELLE HAVEN INVESTMENTS: Thanks. Good morning, guys.
Congratulations, great quarter. Greg, fantastic job managing your working capital obviously. How would you characterize your prospects of recouping the money you lost in the NCFE (ph) debacle?

BILL BORNE: Gary, I'll answer that for you. We're on a duel track for that. One is we're pursuing our recourse through the bankruptcy. We're getting ready to file some documents that we'll hope give us an expedited decision on that. The other is we're taking action directly again JP Morgan Chase (Company: JP Morgan Chase & Company; Ticker: JPM; URL: http://www.jpmorgan.com) because we felt that they have unlawfully retained our money, and that's a direct damage suit. We feel good about the prospect, but to remind you, we have written that off and we would like to go forward with it as is, but we will aggressively pursue the collection of that money.

GARY GLASER: Okay, thanks. Larry?

LARRY GRAHAM: Yes.

GARY GLASER: Would you mind talking a bit about the actions you've taken to maximize revenue per episode in terms of the smart edits that we've talked about a bit in the past?

LARRY GRAHAM: Well, I mentioned in my opening comments, Gary, about scannable technology, and really from a compliance standpoint what it's going to do is the admission process in most home care agencies are done by individual nurses and input by data entry people. By going to scannable technology, you will actually scan that into a software system that will make sure the questions you answered about the patient's condition are consistent across the board, which will make it a more consistent process for us, as well as both the revenue side that you mentioned, it will make sure you've answered your questions appropriately. We've stated in the past there are twenty-three questions that determine your revenue. Some of those questions could cause your revenue to go up and go down, but it's all contingent upon the patient's condition, so we're more excited about, number one, the consistency in the admission process, and then number two, the efficiencies we're going to gain by not having the data entry... the labor intensive part of that process. So I would hazard not to talk about revenue, perhaps what I think it's going to be, other than we are putting in a more consistent process that's going to give us more efficiencies.

GARY GLASER: Okay, fair enough. That's all I got. Thanks. Again, congratulations.

LARRY GRAHAM: Thanks, Gary.

OPERATOR: Thank you. Your next question is coming from David Nierenberg of Nierenberg Investments. Please state your question.

DAVID NIERENBERG, NIERENBERG INVESTMENTS: Good morning, guys. I want to start by congratulating you on a fabulous turn-around, great quarter, great results. Greg, in your comments this morning, you referenced, it sounds like, if I can put words in your mouth, an agreement in principle settling the Medicare investigation, and you also refer to expensing some additional funds for the cost of that

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settlement in the first quarter. I wonder if the status of your discussions with
Medicare at this point would permit you to say any more to us right now about that?

GREG BROWNE: David, I believe it would be inappropriate, but suffice to say that we do have... we have expensed an amount entitled both in Q1 and Q4, an amount that has been agreed in principle with I think it's the Department of Justice, which acts for the OIG in this matter, but we are still subject to some confidentiality in that and we're also in the process of negotiating some specific terms in terms of payment and how we deal in an ongoing basis, so I think it's a little premature, but suffice to say that the actual amount that we have accrued in total for the OIG matter has been agreed with them.

DAVID NIERENBERG: Well that's great. That's great. I have no further questions. Again, congratulations to all of you on a great result this morning.

GREG BROWNE: Thank you.

OPERATOR: Your next question is coming from Ashley Smith, of Stonegate Securities (Company: Stonegate Securities Inc.; URL:
http://www.stonegateinc.com/). Please state your question.

ASHLEY SMITH, STONEGATE SECURITIES: Great quarter, gentlemen. Glad to see the results there. A couple questions. You mentioned managed care fell, I think you mentioned it fell by $1,000,000 from Q4, managed care revenue. Is that correct?

SPEAKER: Yes.

ASHLEY SMITH: And so what was it exactly? I don't have that Q4 number to compare it to. How much of total revenue was managed care? I mean just on percentage terms.

GREG BROWNE: In Q1 it was approximately just less than ten percent of our total revenue.

ASHLEY SMITH: Okay, and the goal is to continue to wind that down to some extent?

GREG BROWN: I believe that you will see it run...decline slightly from that figure over the remaining part of the year, but not dramatically.

ASHLEY SMITH: Okay. And it sounds like all the utilization improvement procedures, all the new systems have been integrated and you're starting to get efficiencies from those. For acquisitions, what's the process? How long would it take to get any target integrated onto those systems and fully taken advantage of what you've built there?

LARRY GRAHAM: Ashley, this is Larry. Thank you for your question. The right answer is it depends on the acquisition, but I'm going to assume it's a hospital-based acquisition that does not have much technology. Typically within the first quarter we would implement our technology and start seeing some benefits by the second quarter and then by the third quarter, they would start to look like an Amedisys agency, if you will. That's kind of the time frame that we've been under in the past.

ASHLEY SMITH: Okay, by the end of two quarter it should be hitting the same margins that...

LARRY GRAHAM: Hitting pretty close, assuming all things being equal. That's correct.

ASHLEY SMITH: Okay, and is there a substantial amount of cap-ex into that? Just trying to get a feel for is that a million bucks of additional little hand-held's or whatever it takes?

LARRY GRAHAM: No, it's not substantial as far as the software. We may have to put in some T1 lines and some computers, but it's not substantial and it's always been included in our cap-ex figures that we've given out on annual and quarterly basis.

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ASHLEY SMITH: Okay. That'll do it. I appreciate it. Again, great quarter.

GREG BROWNE: Thank you, Ashley.

OPERATOR: Thank you. Your next question is coming from Dick Edelman (ph) of Sanders, Morris, Harris (Company: Sanders, Morris, Harris; URL:
http://www.smhhou.com). Please state your question.

DICK EDELMAN, SANDERS, MORRIS, HARRIS: Good morning, gentlemen. Some of the questions have already been answered, but what's the number of employees you've got right now?

GREG BROWNE: Dick, we have approximately 1500 full-time employees and perhaps 7 or 800 part-time employees. Those numbers would not be materially different from what's reflected in our 10K, which we filed a couple of months ago.

DICK EDELMAN: Okay. What's in the sales force, Greg?

GREG BROWNE: I might let Larry answer that.

LARRY GRAHAM: Approximately ninety people.

DICK EDELMAN: Ninety people, and how many offices is that?

LARRY GRAHAM: Sixty-four.

DICK EDELMAN: Sixty-four offices, ninety. Okay,...now that's roughly where it was last quarter, isn't it, or are you up a couple offices or?

LARRY GRAHAM: We may be up one office from last quarter, but it's roughly the same.

DICK EDELMAN: You didn't really talk about your marketing efforts in going out and getting the docs to refer and so on. Is there anything we should know about that that may be different? Or how that's working out for you? I know your same-store numbers being up, you would imply that there's some efforts on the marketing side as well as just straight organic growth.

LARRY GRAHAM: That's correct. I've mentioned in previous calls that we've changed the sales structure to flow through operations. We used to have them flow up through a separate sales management team, so, with the increased accountability and the increased focus in the tying in of operations in the sales force, we've seen some positive results as of monitoring those activities, and also eliminated some sales overhead in the process.

DICK EDELMAN: Alright, and these ninety people, are these tried and true experienced folks or are you still bringing in new folks all the time, have to go through a learning experience?

LARRY GRAHAM: It depends. Most of them have, obviously, sales background. A lot of them have previous home care background or pharmaceutical sales background, and they are trained on our clinical protocols, and of that nature. So they're experienced sales people, maybe not directly in home health.

DICK EDELMAN: Well, understand, but what I'm getting at, you know, are they becoming more efficient for you? You would presume they would be, but I mean can you really tell this when you have yours sales meetings and so on, or are you still making changes, tweaking and so on, which you're probably always doing?

LARRY GRAHAM: You're always making changes, but at the same time obviously the longer a sales person has been in the market, the more effective and more efficient they are and the more relationships they gain, so obviously the more training and the longer they are here, the more effective they are.

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DICK EDELMAN: 17 1/2 plus visits per diagnosis. A year ago that was what-twenty, twenty-one-something like that?

LARRY GRAHAM: Yeah, and I want to comment on that because we went to a automated care plan process that articulates based on the diagnosis of the patient, based on national standards of care, specifically the treatment you are to give that patient. We recommend that to our computer system and that has enabled us to provide a more standard, consistent quality of care across the board, whereas before it was based on individual judgment, and we still have judgment, but it is important for a company of our size to base our protocol on national standards of care with the right outcomes, so you see some efficiencies in that area with improved outcomes, which is important to note.

DICK EDELMAN: Sure, and that obviously means less time the nurse takes to put together a diagnosis for the patient, I presume.

LARRY GRAHAM: Sure, maybe they were doing three different things over three visits and we've combined them to be covered in one, those type of things, but the care is still being provided based on national standards of care.

DICK EDELMAN: Alright. Is therapy... you know physical therapy, respiratory... some of those therapy areas, are they still a significant part of your business, I mean as an add on? If I remember correctly, these were areas where it was extra reimbursement.

LARRY GRAHAM: Right, the percentages haven't changed historically, so they're still a part of our businesses, but the percentage hasn't changed.

DICK EDELMAN: Okay. It just looks like overall this was a very good quarter, a very efficient quarter for you. Had you had back those revenues, we would have seen a much better pre-tax comparison. I guess that's fair to say, Greg. Just throw the revenues back in...

GREG BROWNE: We'd like to have the revenues back, but we can't, Dick.

DICK EDELMAN: Pardon me?

GREG BROWNE: We'd like to have the revenues back, but we can't.

DICK EDELMAN: Right, and the margins probably would have been lower on there since so much of it was managed care?

GREG BROWNE: That's correct.

DICK EDELMAN: Okay, well I think you all did a great job and things are looking good and congratulations. That's all I've got.

SPEAKER: Thank you.

OPERATOR: As a reminder, if you do have a question, please press 1, followed by 4, on your touchtone telephone at this time. Your next question is coming from Pete Enderland (ph) of Titan Capital. Please state your question.

PETE ENDERLAND, TITAN CAPITAL: Good morning. Thank you. You alluded to the increased likelihood of acquisitions. What has happened to the private market valuations of home health agencies given all the cross-currents in the industry at this point?

BILL BORNE: Pete, we haven't seen a big change one way or the other. As I mentioned in the previous conference call, the small agencies are trading at multiples from 3 to 3 1/2. The larger agencies, multi-shop regional players, will probably go as high as multiples of 5 to 5 1/2. Once in a while we see somebody with

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expectations in the upper tier range, but most of the agencies we're talking to are talking 3 to 4 range, so we haven't seen a lot of change. We just see a lot more realism in reference to expectations of the type of return they can get for the sale of an agency.

PETE ENDERLAND: Can you give us some sense of the typical size of things you're looking at? Obviously it implies you're looking at the smaller size, but what does that really mean?

BILL BORNE: The ones we have in our pipeline range between $3,000,000 in revenue to $20,000,000, and I would say you have a group that might be an 8 to 10,000,000, so with 3 to twenty, with a mean probably being 8 to ten.

PETE ENDERLAND: Okay. Second, where do you stand on getting some additional board members?

BILL BORNE: We are in the middle of a major search right now and we're actually bringing that to a conclusion and we'd like to announce some new board members in the near future.

PETE ENDERLAND: Any sense on whether that means a quarter or two, or would you just feel safe...

BILL BORNE: I would think that something would come out in the short term, preferably before we have our next quarterly earnings conference call.

PETE ENDERLAND: Okay, great. Thanks a lot.

SPEAKER: Thank you.

OPERATOR: Thank you. Your next question is a follow up coming from Arthur Henderson of Jeffries & Company. Please state your question.

ARTHUR HENDERSON: Hi. Do you guys have any Medicaid exposure at all?

GREG BROWNE: Arthur, our Medicaid revenues comprise, I would say, less than 2 percent of our total revenue.

ARTHUR HENDERSON: Okay, so nothing material.

GREG BROWNE: No.

ARTHUR HENDERSON: Greg, could you just give me a couple of numbers. What was your DNA for the quarter and what was your provision for dapl (ph) accounts?

GREG BROWNE: The depreciation for the quarter was $740,000 and the provision for dapl (ph) accounts was just under $500,000.

ARTHUR HENDERSON: And your tax rate that we should be using going forward is still thirty-eight percent?

GREG BROWNE: I think that's a good number. It came in just under that, 37.9, and we don't see any reason why that would be different for the remainder of the year. I would also add that on the last call someone asked when we would start paying cash taxes again...

ARTHUR HENDERSON: Yeah, yeah.

GREG BROWNE: ...and I made an estimate at that time that it would be approximately twelve months and we've had that time frame verified by our tax people, so it should be not before first quarter estimated taxes next year.

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ARTHUR HEDERSON: Okay, great. Thank you.

OPERATOR: Thank you. Your next question is coming from Paul Connolly (ph) of Southwell Partners. Please state your question.

PAUL CONNOLLY, SOUTHWELL PARTNERS: Good morning.

SPEAKER: Good morning.

PAUL CONNOLLY: Could you kindly just comment back on acquisitions, in the event that you targeted something on the higher range there in the $20,000,000 revenue side of the spectrum about financing possibilities, please?

GREG BROWNE: Well, I'll be happy to do that. Obviously, our purchase price, we're not talking about purchase price in that order of magnitude, but revenue.

PAUL CONNOLLY: Correct.

GREG BROWNE: But we do have clearly from the balance sheet some cash resources. We have been in some discussions as we've indicated earlier with asset-based lenders, and we have 2 proposals in hand, and we will be continuing and speeding up those discussions as we go forward this quarter in order to provide where necessary additional resources.

PAUL CONNOLLY: Great, thank you very much.

OPERATOR: Once again, if you do have a question, please press 1, followed by 4, on your touchtone telephone at this time. Please hold while we poll for questions. Your next question is coming from Mike Laconie (ph) of Sky Capital LLC (Company: Sky Capital Holdings Ltd; URL:
http://www.skycapitalholdings.com/). Please state your question.

MIKE LACONIE, SKY CAPITAL: Yeah, thanks guys. There seems to be a sense of more optimism in the outlook for Congress and the reimbursement outlook as indicated by a reasonably favorable decision, it looks like, on the market basket. You guys are members of the trade association and talk to people in the industry. Is there some sense that it looks like... there seems to be a more positive tone re the perception... clinical perception of your industry and its prospects. You get feedback from people in the industry, Washington people. I'm just wondering what you're hearing.

BILL BORNE: Well, Mike, this is Bill, there's no doubt that the political tone of our industry is significantly improved over the last couple of years, however, that does not lead us to be overzealous in reference to our expectations. What we're expecting is a market basket increase of 2 to maybe 3 percent. We calculated in our numbers the lower numbers. We have been burned in the past by having high expectations and being let down, so for now we're just keeping our heads down and we're staying focused on the finish line, and we're going to operate quarter by quarter to provide the best result we can.

MIKE LACONIE: Alright, so it's the answer would be: be careful here.

BILL BORNE: Well, the answer is that we're being careful.

MIKE LACONIE: Yeah, I guess that's a better way of saying it. Well sounds like...there's certainly a better tone and outlook here. Very interesting. Thanks for your comments.

BILL BORNE: Thank you.

OPERATOR: Gentlemen, there appear to be no further questions at this time. I'd like to turn the floor back to you for any further closing comments.

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

BILL BORNE: Jack, we appreciate taking the calls and to our shareholders we appreciate your interest and your questions. We're looking forward to the year ahead of us. We think it's going to be one of the best years for our company and we appreciate your continued interest. Thank you.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.


END.

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